EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:                Peter Huie
                        (310) 751-0184
                        phuie@L90.com

                      L90 AND EUNIVERSE FORMALLY TERMINATE
                        MERGER AGREEMENT; L90 CFO RESIGNS


Los Angeles - March 21, 2002 - L90, Inc. (NASDAQ: LNTY), an online media and direct marketing company, today announced that it has formally terminated its merger agreement with eUniverse, Inc. L90 previously announced, on March 11, 2002, that it and eUniverse had reached agreement in principle to terminate the merger. In connection with the termination, L90 paid certain merger related expenses of eUniverse. In an unrelated matter, Thomas A. Sebastian, L90's chief financial officer who, as previously announced, was placed on administrative leave on March 10, has resigned from his position with the company as of March 19, 2002.

About L90
L90 is an online media and direct marketing company that works with marketers and publishers to build valuable relationships with customers on the Internet. L90 provides advertisers with brand name sites, network reach, and innovative programs for online advertising and direct marketing. L90 has advertising representation relationships with Web sites that are grouped into targeted channels, such as Automotive, Entertainment and Travel, which offer marketers an attractive platform to target consumers. The company also creates innovative advertising programs that include a suite of digital marketing tools, called ProfiTools. ProfiTools include sponsorships, opt-in e-mail, newsletters, content integration, micro-sites and sweepstakes and help marketers achieve their goals of branding, customer acquisition, sales, traffic and customer retention. Headquartered in Los Angeles, L90 has additional offices in New York, San Francisco, Chicago, Miami, and Seattle.